UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016 (November 18, 2016)

Headwaters Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-32459	87-0547337
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

10701 South River Front Parkway, Suite 300
South Jordan, UT	84095
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 984-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 20, 2016, Headwaters Incorporated, a Delaware corporation (“Headwaters”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boral Limited, an Australian corporation (“Parent”), and Enterprise Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Headwaters, with Headwaters surviving as an indirect wholly owned subsidiary of Parent (the “Merger”).

At the effective time of the Merger, each share of Headwaters’ common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the effective time (other than (i) shares owned, directly or indirectly, by Parent, Merger Sub, or any other wholly owned subsidiary of Parent; (ii) the restricted shares of Common Stock issued under any stock plan of Headwaters; (iii) shares owned by Headwaters or wholly owned subsidiaries of Headwaters; and (iv) shares held by stockholders who have properly perfected and not withdrawn a demand for dissenters’ rights under Delaware law) will be automatically cancelled and converted into the right to receive $24.25 in cash, without interest, and the Additional Consideration (as defined below), if any (the “Merger Consideration”), less any applicable taxes required to be withheld.

If the Merger is not consummated on or before September 1, 2017, the $24.25 per share cash payment shall be increased (subject to the satisfaction of certain conditions) by $0.09 each month (subject to pro-ration) thereafter that the Merger is not consummated (such additional amounts, the “Additional Consideration”).

Subject to the terms of the Merger Agreement, at the effective time of the Merger, (i) each option to purchase Common Stock, whether vested or unvested, that is outstanding immediately prior to the effective time shall be canceled, without action of the holder, and the holder thereof shall be entitled only to receive a cash payment, without interest, in an amount equal to the “spread” (i.e., the amount by which the per share Merger Consideration amount exceeds the exercise price for each share of Common Stock subject to such option);  (ii) each stock appreciation right, whether vested or unvested, that is outstanding immediately prior to the effective time shall be canceled, without action of the holder, and the holder thereof shall be entitled only to receive a cash payment, without interest, in an amount equal to the “spread” (i.e., the amount by which the per share Merger Consideration amount exceeds the applicable base price for each share of Common Stock subject to such stock appreciation right);  (iii) each unvested restricted share that is outstanding immediately prior to the effective time shall be canceled, without action of the holder, and the holder thereof shall be entitled only to receive a cash payment, without interest, in an amount equal to the Merger Consideration; (iv)  each restricted stock unit granted under any stock plan of Headwaters that is outstanding immediately prior to the effective time shall be canceled, without action of the holder, and the holder thereof shall be entitled only to receive a cash payment, without interest, in an amount equal to the Merger Consideration; and (v) each share of Common Stock purchased by Headwaters and held as treasury stock immediately prior to the effective time in connection with deferred compensation under the Headwaters Director Deferred Compensation Plan shall be cancelled and the holder thereof shall be entitled to receive a cash payment, without interest, in an amount equal to the Merger Consideration.

Consummation of the Merger is subject to customary conditions, including without limitation, (i) the approval by the holders of a majority of the voting power of all shares of Headwaters common stock entitled to vote on the Merger (the “Requisite Stockholder Approval”); (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the Committee on Foreign Investment in the United States and the Investment Canada Act (Canada) R.S.C., 1985, c.28 (1st Supp.), as amended, and any regulations issued thereunder; and (iii) the absence of any law or order that prevents, makes illegal or prohibits the Merger. Each party’s obligation to consummate the Merger is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (subject to certain materiality qualifications) and (b) performance in all material respects by the other party of its obligations contained in the Merger Agreement. In addition, Parent’s and Merger Sub’s obligations to consummate the Merger are subject to the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). Consummation of the Merger is not subject to a financing condition.

The parties to the Merger Agreement have each made customary representations and warranties in the Merger Agreement. Headwaters has agreed to customary covenants, including regarding the operation of the business of Headwaters and its subsidiaries prior to the closing, and to convene and hold a meeting of its stockholders to consider and vote upon the Merger and, subject to certain customary exceptions, to recommend that its stockholders approve and adopt the Merger Agreement. In addition, the Merger Agreement contains a customary “no shop” provision, subject to certain customary exceptions, that, in general, restricts Headwaters’ ability to solicit from, discuss with or provide any information to, any third parties regarding or in connection with any alternative acquisition proposal from any such third party.

The Merger Agreement contains certain customary termination rights for Headwaters and Parent. The Merger Agreement may be terminated by either Parent or Headwaters if, among other things, (i) the Merger is not consummated on or before November 30, 2017; (ii) the Merger becomes subject to a final, non-appealable law or order that restrains, makes illegal or prohibits the Merger; or (iii) the Requisite Stockholder Approval is not obtained following a vote of stockholders taken thereon.

Upon termination of the Merger Agreement under specified circumstances, including with respect to Headwaters’ entry into an agreement with respect to a qualifying “Superior Proposal” (as defined in the Merger Agreement), Headwaters will be required to pay Parent a termination fee of $65,000,000. In addition, under certain specified circumstances as set forth in the Merger Agreement, Headwaters has agreed to reimburse Parent for its reasonable expenses in connection with the Merger Agreement and the transactions contemplated thereby, subject to certain specified caps, which reimbursed expenses would be credited against any termination fee that may subsequently be paid to Parent by Headwaters. The Merger Agreement also provides that Parent will be required to pay Headwaters a reverse termination fee of $75,000,000 under specified circumstances set forth in the Merger Agreement.

Parent has secured committed financing in relation to the Merger, consisting of a combination of (i) an equity offering underwritten by Macquarie Capital (Australia) Limited, Citigroup Global Markets Australia Pty Limited and J.P. Morgan Australia Limited (collectively, the “Underwriters”), which have agreed to underwrite such equity offering by Parent, subject to the terms and conditions set forth in the underwriting agreement entered into by such Underwriters and Parent; and (ii) debt financing to be provided by Citibank N.A. and JPMorgan Chase Bank, N.A., subject to the terms and conditions set forth in the syndicated facility agreement.

Concurrently with the execution of the Merger Agreement, Kirk A. Benson, the Chairman and Chief Executive Officer of Headwaters, entered into a voting agreement with Parent, pursuant to which Mr. Benson, among other things, agreed to vote substantially all of the shares of Common Stock of Headwaters that he owns in favor of the Merger.

The representations, warranties, and covenants of the parties to the Merger Agreement contained in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) (with respect to Headwaters) matters specifically disclosed in Headwaters’ filings with the Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and (b) confidential disclosures made to the other parties to the Merger  Agreement in the disclosure letters delivered in connection with the Merger Agreement; (iii) are subject to materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Merger Agreement or, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Headwaters, Parent, Merger Sub or their respective businesses.

Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Headwaters or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Headwaters’ public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Headwaters that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that Headwaters files with the SEC.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.2 hereto and incorporated herein by reference

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 18, 2016, the board of directors of Headwaters approved an amendment to Headwaters’ Amended and Restated By-Laws adding a new Article Seven, Exclusive Forum, which provides that, unless Headwaters consents in writing to the selection of an alternative forum, Delaware state and federal courts will be the sole and exclusive forum for certain corporate law based lawsuits involving Headwaters.

The foregoing summary of the amendment to Headwaters’ Amended and Restated By-Laws is qualified in its entirety by reference to the full text of Headwaters’ Second Amended and Restated By-Laws filed as Exhibit 3.2.7 hereto and incorporated herein by reference.

Item 8.01.                                        Other Events.

On November 20, 2016, Headwaters issued a press release announcing that it entered into the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

2.2*                                                                        Agreement and Plan of Merger, dated November 20, 2016, among Headwaters Incorporated, Boral Limited, and Enterprise Merger Sub, Inc.

3.2.7                                                                     Second Amended and Restated By-Laws of Headwaters Incorporated

99.1                                                                        Press Release, dated November 20, 2016.

*Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

Important Additional Information

In connection with the proposed merger, Headwaters intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Headwaters will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HEADWATERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Headwaters with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Headwaters via Headwaters’ Investor Relations section of its website at www.headwaters.com or by contacting Investor Relations by directing a request to Headwaters

Incorporated, Attention: Investor Relations, 10701 S. River Front Parkway, Suite 300, or by calling (801) 984-9400.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Headwaters, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Headwaters in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Headwaters’ stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Headwaters’ proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on January 6, 2016, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed with the SEC on November 15, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Headwaters’ Investor Relations section of its website at www.headwaters.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Headwaters may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals or clearances, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Headwaters may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Headwaters may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Headwaters’ reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended September 30, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Headwaters’ filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Headwaters undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                                  November 21, 2016

HEADWATERS INCORPORATED
(Registrant)

By:	/s/ Kirk A. Benson
Kirk A. Benson
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.2*	Agreement and Plan of Merger, dated November 20, 2016, among Headwaters Incorporated, Boral Limited, and Enterprise Merger Sub, Inc.
3.2.7	Second Amended and Restated By-Laws of Headwaters Incorporated
99.1	Press Release, dated November 20, 2016.

*Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.